STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: FEG Equity Access Fund LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

by striking out article FIRST thereof and substituting in lie thereof the following new Article FIRST: "The name of the limited liability company is FEG Directional Access Fund LLC."

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 10th day of December, A.D. 2012.

Name:	Suzanne Espinosa
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